Exhibit 99.2

Destination Maternity Corporation

Fourth Quarter Fiscal 2015

Conference Call Remarks

3/29/16

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thank you operator. Good morning everyone, and welcome to Destination Maternity’s fourth quarter and full year 2015 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Anthony Romano, Chief Executive Officer & President. Tony will open with an overview of the quarter and past year and the progress we’ve made toward our long-term plan. I will follow with additional commentary on our financial results. Tony will provide closing remarks, then we will be available to take your questions. It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer & President

Thank you Judd.

Good morning everyone. We appreciate you investing your time with us today.

Although we are disappointed in our current sales performance, we are pleased with the progress we’ve made at this stage of our turnaround in improving the infrastructure to enable long-term success. We are cautiously optimistic that our improved operating performance for the fourth quarter is evidence that our turnaround strategies are beginning to bear fruit.

First, as to the fourth quarter:

We reported higher Adjusted EBITDA before other charges of $3.2 million, representing an improvement from a $12.7 million loss in the prior year, driven by lower expenses and a 240 basis points gross margin improvement, excluding last year’s $10.9 million pre-tax inventory write-down.

Although we did experience a decline in Q4 comparable sales of 3.5%, which was driven by traffic declines due to the challenging retail environment and unseasonably warm weather, our merchandising and marketing initiatives resulted in increased average transaction value and conversion. In addition, our increased inventory discipline enabled us to end the year with inventory down 11% on a unit basis.

Our fiscal 2015 Q4 Sales were adversely impacted by merchandising issues in our “must have/must win” categories – bottoms, dresses and intimates. Our bottoms program offered too many options regarding lengths and leg openings, which resulted in insufficient depth in the best styles, while we lacked the right mix of special occasion dresses and fresh deliveries later in the quarter in our dress assortment. Our intimates sleep wear program was short on planned receipts impacted by quality issues as we migrated to a new factory base.”

As to fiscal 2015 as a whole:

Our comparable sales and gross margin struggled as we worked hard to liquidate the burden of excess inventory on hand and on order as we entered the year, and were also exacerbated by traffic declines. Aggressive promotions and markdowns eroded average unit selling prices without increasing our average units per transaction. Effectively, we were our biggest competitor as she was trading down into our markdown racks.

Although it was a challenging year, we did make significant progress setting the foundation for our Company to deliver long-term sustainable profitable growth.

First: We substantially strengthened our foundation in a number of critical areas, starting with the relocation of our corporate headquarters and distribution center to South Jersey. These activities, while seemingly simple, consumed time, effort and energy and, as typical for moves of this magnitude, included some disruption. We are certainly pleased to have these activities behind us. We are currently working more collaboratively in our new space, which provides our team with a positive atmosphere for sharing best practices and increasing innovation and creativity. We are also just beginning to benefit from the increased efficiency from our DC move and expect the additional DC capacity to meet our organic growth needs for the next several years.

Second: We made significant progress with our inventory management disciplines, strengthening the team’s talent, as well as developing new tools and processes that will be instrumental in improving inventory turn and investment by channel in fiscal 2016 and beyond. The initial benefit of our inventory management strategy is demonstrated by our year-end inventory balance as units were down 11% as we continued to reduce the level of aged merchandise. Additionally, we saw favorable year over year gross margin improvement in both the third and fourth quarters, with a 240 basis point fiscal 2015 Q4 improvement on an adjusted basis. We view these as early indicators of our progress.

Third: We made significant progress in our system implementation of our new JDA allocation software, which will allow for improved micro-merchandising opportunities at the product class level not previously available to us with our current technology. We remain on target for a Q1 launch, with incremental class rollout through second quarter and expect to see impact by Q3 this year.

Continuing to right size our inventory and improve our product allocation remains the most significant opportunity to drive consistent comparable sales growth and gross profit dollar improvement going forward.

Fourth: We took actions to reduce our selling, general and administrative expenses, including marketing, store payroll, and most recently by removing layers from our organizational structure, through the elimination of the President position and realignment of our merchandising, design and sourcing teams in order to streamline the business and execute more efficiently.

Additionally, we realized savings from our continued closure of underperforming stores. The closure of underperforming stores is part of a broader based strategy whereby we seek to optimize sales and profit market-by-market as we analyze the appropriate number of distribution points between Company-owned and leased department locations in any given market. Our strategy is to focus on single brand, smaller footprint stores, where we can fully leverage our market leading brand awareness and unparalleled specialty retail customer service, complemented with strategic mutually beneficial leased partnership relationships, which enhance our customer reach and customer experience.

There are a number of other foundational accomplishments that we have undertaken within this fiscal year that we believe position us to operate more effectively.

•	We moved to a retail fiscal year ending on the Saturday closest to Jan 31st each year;

•	We implemented an improved product life cycle calendar;

•	We attracted new and retained existing key talent;

•	We improved our marketing and visual in-store and online experiences; and

•	We presented a consistently stronger in-store customer experience for our mom2be.

Overall, fiscal 2015 was a transitional year in which we delivered incremental, modest financial improvement coupled with significant progress toward implementing necessary initiatives to establish a strong foundation on which to build long-term, sustainable, profitable growth.

Turning to fiscal 2016, our efforts will continue to focus on improving our inventory management, driving sales productivity, optimizing our real estate and controlling costs.

With this in mind, we made several strategic decisions at the start of the year to advance our goals.

First: In an effort to direct resources to the highest return opportunities and further optimize real estate while reducing costs, we announced plans to discontinue our Two Hearts line in Sears and as a result we will end our relationship with this retailer in June of this year. In addition, our leased department store relationship with Gordman’s ended this month. Further, we made the strategic decision to phase out production of our Oh Baby by Motherhood line during fiscal 2016 after Kohl’s informed us of their plans to scale back and ultimately discontinue their license with us in early 2017.

Since shortly after joining Destination Maternity I have been engaged in a detailed study of our overall real estate strategy and have reached the conclusion that our domestic distribution is overly saturated. This hurts our core owned channel performance, not to mention resulting in an overly complex organization. The cessation of the Two Hearts and Oh Baby by Motherhood lines will enable us to sharpen our focus on our industry leading brands, Motherhood and A Pea in the Pod, and their presentation in our multiple brick and mortar and digital channels, including through our strong leased department relationships with Macy’s and buybuyBaby. We believe our resulting distribution network will ultimately be more efficient at capturing our share of revenue from our customer. The opportunity to exit these businesses will also free less productive working capital and reduce distribution location coverage for our district manager sales team.

Second: To drive sales productivity and optimize our omni-channel capabilities.

In addition to the allocation system rollout that I discussed earlier, we will re-platform our ecommerce channel with Demandware, implement a new order management system and open 7 to 10 new stores.

The infrastructure to support our online initiative is critical in order to keep pace with the shopping methods and expectations of our millennial mom2be. We will lead with a mobile first strategy as she spends a disproportionate amount of time on her mobile device; interacting, researching and buying. We expect to grow our ecommerce sales at a double-digit rate post implementation for the next three years, starting in fiscal 2017. This contrasts to low single digit growth the past few years as our technology has incrementally, and now exponentially, lagged the market.

Third: To maximize our financial flexibility with an optimal capital structure.

In connection with our ongoing focus on our systems and infrastructure investments, our Board of Directors and management team have conducted a prudent and careful review of the Company’s capital allocation and have made some decisions aimed at maintaining a strong balance sheet with enhanced financial flexibility and liquidity and allowing for capital to be deployed to the highest and best use in light of the Company’s ongoing initiatives.

Accordingly, today we announced we entered into a $32 million five-year collateralized term loan agreement with annual payments based on a 10-year amortization period and a five year balloon payment on the balance and a co-terminus renewal of our $70 million asset based credit facility. We used the proceeds of the term loan to repay a portion of our asset based credit facility while providing greater financial flexibility and the ability to invest in the aforementioned foundational initiatives to support our efforts to generate sustainable long-term profitability.

In connection with the debt refinancing the Company’s Board of Directors agreed to suspend the Company’s quarterly dividend. While dividends have been an important part of the Company’s historical shareholder returns, management believes the best return on capital today is through targeted reinvestment into the business.

Overall, fiscal 2015 was a transitional year for Destination Maternity in which we made improvements in our reported financial results as we continue to reduce inventory and apply better processes and practices to drive sales productivity and overall profitability. Looking ahead, we remain focused on our key initiatives, including our intense focus on elevating our Motherhood and A Pea in the Pod brands by having the right product, in the right places at the right time.

I would like to now turn the call over to Judd to provide you the specifics on our fiscal 2015 Q4 and annual results as well as some framework guidance for fiscal 2016. Judd…

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thanks Tony. We are pleased to report growth in adjusted EBITDA, reduced adjusted net loss and improvement in our gross margin during the quarter. We remain focused on strengthening our financial positioning to support our key strategic initiatives. I will begin my remarks with a review of the statement of operations.

•	Net sales for the fourth quarter were $118.3 million, compared to $121.2 million for the three months ended January 31, 2015.

•	The decrease in sales was primarily due to a decline in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores.

•	As Tony mentioned, comparable sales for the quarter decreased 3.5% compared to a 1.0% decline in the prior year three month period.

•	The primary drivers of the comparable sales decline were lower transactions resulting from negative traffic partially offset by an increase in conversion and average dollar sales. The challenging retail environment continued to weigh on results, which was exacerbated by unseasonably warm weather that depressed sales of cold weather merchandise.

•	Gross margin for the quarter ended January 30, 2016 was 49.8%, up significantly over the gross margin for the comparable period last year of 38.4%. Our gross margin performance benefited by 9 percentage points due to the $10.9 million pre-tax inventory write-down taken in the three months ended January 31, 2015 that did not repeat in the fourth quarter of fiscal 2015. The balance of the remaining improvement of 240 basis points was driven by a reduction in price promotion and markdown activity as well as benefit from our Grow NJ award.

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SG&A expense decreased 4.9% against the comparable period last year, and as a percentage of sales was 51.4% compared to 52.7% for the comparable period last year. The improvement in SG&A reflects expense savings actions resulting in lower marketing and advertising expense, reduced store payroll and savings from the Company’s continued closure of underperforming stores and home office headcount reductions.

•	Adjusted EBITDA before other charges increased to $3.2 million compared to a loss of $12.7 million a year ago.

•	Adjusted loss per share totaled $0.11 for the quarter compared to an adjusted loss per share of $1.02 in the comparable prior year three-month period.

•	During the fourth quarter we incurred pretax other charges of $2.5 million, or $1.5 million net of tax, primarily related to management and organizational changes.

•	In addition, we had pretax expense of $0.3 million from store asset impairments, store closings and other asset disposals.

Turning to our full year results:

•	Net sales for the 12-month period ended January 30, 2016, were $498.8 million compared to $510.6 million a year ago.

•	The decrease in sales was primarily due to our continued efforts to close underperforming stores and a decline in comparable sales.

•	For the 12-month period comparable sales decreased 1.5% compared to a decrease of 4.4% in the prior year twelve month period.

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Gross margin was 49.3% compared to 48.5% for the twelve months ended January 31, 2015, which included a $10.9 million pre-tax inventory write-down. Excluding the inventory write-down, gross margin decreased by 130 basis points in fiscal 2015. The year-over-year decrease in gross margin is consistent with our expectations and reflects promotional activity to liquidate excess inventory, partially offset by the benefit from the Grow NJ award. Due to the timing of the initial benefit recognition in the second half of fiscal 2015, we estimate that full year fiscal 2015 gross margin was approximately 0.2% higher than the annualized benefit expected in the future.

•	SG&A decreased 1.9% and as a percentage of sales was 49.5% compared to 49.3% for the comparable period a year ago.

•	Adjusted EBITDA before other charges was $22.8 million compared to $13.7 million a year ago.

•	Adjusted net loss per diluted share totaled $0.01 for the full year ended January 30, 2016, compared to adjusted net loss per share of $0.50 for the twelve months ended January 31, 2015.

•	During fiscal 2015 we incurred pretax other charges of $7.0 million primarily related to management and organizational changes and the relocation of our distribution operations.

•	In addition, we recognized store closing, asset impairment and asset disposal income of $2.1 million including a one-time cash benefit of $4.1 million from the termination of a superstore lease.

•	In the fourth quarter we opened two stores and closed 20 stores. We ended the year with 536 stores.

•	Our inventory at year-end totaled $72.5 million, down 4.3% from $75.8 million at January 31, 2015. Importantly, units were down 11% as we continue to right-size our merchandise assortment.

Additionally, as Tony noted, we have taken steps to increase our financial flexibility in order to execute on our turnaround strategy and position Destination Maternity for sustained profitable growth.

•	We announced that we have entered into a debt financing, which included a new term loan for $32 million and an extension of our existing $70 million credit line with Wells Fargo through March 25, 2021.

•	The term loan has a 10-year amortization with a five year payment period.

•	We used substantially all of the proceeds of the term loan to repay a portion of the borrowings under our Wells Fargo credit line.

•	In connection with this debt refinancing and our capital allocation plans the Board has discontinued the Company’s quarterly dividend.

We believe these decisions will strengthen our financial position and enable us to make the appropriate investments in our business and infrastructure in order to deliver improvement in sales and operating performance over time.

Moving on to our outlook:

Our financial guidance for the full-year fiscal 2016 is as follows:

•	A comparable sales increase in the low, single digits, driven by the utilization of our new tools and process related to merchandise planning, in-store visual marketing improvements, and improved product flow and inventory management. This will be aided substantially by the implementation of our new allocation system, which will go live at the end of the first quarter of fiscal 2016, incrementally rollout throughout the second quarter and begin to have a positive impact by the third quarter. Through Easter, first quarter fiscal 2016 comparable store sales were down in the mid-single digits;

•	Gross margin is projected to increase approximately 100 basis points, with essentially flat gross margin in the first quarter, and improving throughout the year;

•	SG&A dollars are projected to nominally decline while remaining flat as a percentage of sales through continued expense management;

•	Capital expenditures are projected to be between $15 and $17 million compared to $29 million in fiscal 2015 and $55 million in the twelve months ended January 31, 2015, as we completed our facilities relocations and will not require additional relocation related capital in fiscal 2016;

•	We plan to have 25 to 30 store closings and 7 to 10 new store openings.

In closing, we are taking the necessary steps to improve our financial flexibility, and allocate capital toward investment return generating initiatives as we progress toward our goal of sustainable long-term profitability. We continue to make advancements in inventory management through the investment in our systems and allocation tools in order to optimize merchandise buys and improve our product lifecycle, planning and distribution. Lastly, we remain focused on controlling our expenses as we further streamline our business and our brands in order to execute more efficiently, while boosting sales and driving bottom-line improvement.

With that, I will turn the call back over to Tony for some closing remarks.

Anthony M. Romano, Chief Executive Officer & President

Thank you Judd.

In summary, while the financial results do not yet fully reflect the progress we have made, I am pleased with our team’s persistence and tenacity to generate earnings while recruiting talent and building tools and processes to establish a foundation on which to build for the future.

We are passionate about serving our mom2be, providing her with fashion and comfort during this amazing time in her life, in the channel of her choice, and with unparalleled customer service in our store locations.

We remain confident we are working on all the right things to execute our turnaround and achieve our objective of delivering long-term sustainable profitable growth.

Before we move on to your questions I wanted to acknowledge a separate release we issued today regarding Judd’s decision to leave the Company to take a senior leadership role with a private specialty retailer.

On behalf of myself, our Board and all of our team members, I wish to thank Judd for his many contributions during his time at Destination Maternity and for his support of me over my eighteen months with the Company. Judd joined Destination Maternity (then known as Mothers Work, Inc.) in November 2001 as our Director of Financial Planning & Analysis and quite impressively ascended through the financial side of the business to eventually become the Company’s Chief Financial Officer in 2008. One of Judd’s great accomplishments has been his development of a strong financial team, as well as strong internal control processes, that leave us well positioned as we move forward after his departure. I appreciate his professionalism in offering to help us with an orderly transition before he leaves for his new opportunity. I wish him the best.

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thanks Tony. Following a fifteen year career at Destination Maternity, I believe the time is right to make a personal change and pursue a senior leadership role with Wet Seal, a specialty retailer of apparel, footwear and accessories for young women. I am making this transition with Destination Maternity having a solid financial and operational foundation and a talented team to continue to execute its turnaround. I am grateful I had the opportunity to work with such a passionate and driven team and I wish the Company and all of its team members the very best.

Anthony M. Romano, Chief Executive Officer & President

Operator, we are now ready to answer questions.

Following Questions:

Thank you for joining us today. We look forward to speaking with you when we report first quarter results at the end of May/early June. Have a great day.